Filed Pursuant to Rule 424(b)(3)

Registration No. 333-217230

23,767,500 Shares

Kadmon Holdings, Inc.

Common Stock

Pursuant to this prospectus, the selling stockholders may offer shares of common stock from time to time if and to the extent as they may determine as described in the section entitled “Plan of Distribution” at prevailing market prices, at prices different than prevailing market prices or at privately negotiated prices. If any shares are sold, the selling stockholders will pay any brokerage commissions and/or similar charges incurred for the sale of such shares.

This prospectus relates to the resale of up to an aggregate of 23,767,500 shares of our common stock by the selling stockholders (which term, as used in this prospectus, includes pledgees, donees, transferees or other successors-in-interest) identified in this prospectus. The selling stockholders (or their affiliates or other predecessors-in-interest) acquired the shares of common stock or securities exercisable for or convertible into shares of common stock prior to or upon the completion of our initial public offering on July 26, 2016 (the “IPO”) or acquired the shares of our common stock and March 2017 warrants exercisable for shares of our common stock in our March 2017 private placement (the “March 2017 private placement”).

We are not selling any shares of common stock included in this prospectus and will not receive any of the proceeds from the sale of any shares sold by the selling stockholders pursuant to this prospectus.

Our common stock is listed on the New York Stock Exchange (“NYSE”) under the symbol “KDMN.” On April 19, 2017, the last sale price of our common stock as reported on the NYSE was $2.47 per share.

Investing in our common stock involves risks. See “Risk Factors” beginning on page 5 of this prospectus and page 38 in our Annual Report on Form 10-K for the year ended December 31, 2016 to read about factors you should consider before buying shares of our common stock.

Neither the U.S. Securities and Exchange Commission  (the “SEC”) nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is

April 21, 2017.

About This Prospectus

Except where the context otherwise requires or where otherwise indicated, the terms “Kadmon,” “we,” “us,” “our,” “our company” and “our business” refer, prior to the corporate conversion on July 26, 2016 pursuant to which Kadmon Holdings, Inc. succeeded to the business of Kadmon Holdings, LLC and its consolidated subsidiaries, and the unitholders of Kadmon Holdings, LLC became stockholders of Kadmon Holdings, Inc. (the “Corporate Conversion”), to Kadmon Holdings, LLC, and after the Corporate Conversion, to Kadmon Holdings, Inc., formed under the laws of Delaware on July 26, 2016.

We and the selling stockholders have not authorized anyone to provide any information other than that contained in this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We and the selling stockholders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. The selling stockholders are offering to sell, and seeking offers to buy, shares only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the shares offered hereby.

If you are in any doubt about the contents of this prospectus, you should consult your stockbroker, bank manager, attorney, accountant or other financial advisor.

Prospectus Summary

This summary highlights the more detailed information contained elsewhere or incorporated by reference in this prospectus, and does not contain all of the information that you should consider before deciding to invest in our shares of common stock. You should read the entire prospectus carefully, including the documents incorporated by reference herein.

Our Company

We are a fully integrated biopharmaceutical company engaged in the discovery, development and commercialization of small molecules and biologics within autoimmune and fibrotic diseases, oncology and genetic diseases. We identify and develop our novel product candidates internally, by leveraging our research and clinical development team members, who prior to joining Kadmon brought more than 15 drugs to market and our small molecule and biologics platforms as well as by in-licensing products and product candidates. By retaining global commercial rights to our clinical product candidates, we believe we have the ability to progress these candidates ourselves while maintaining flexibility for commercial and licensing arrangements.

Our principal executive offices are located at 450 East 29th Street, New York, New York 10016, and our telephone number is (212) 308-6000. Our website address is www.kadmon.com. We make available on or through our website certain reports and amendments to those reports that we file with, or furnish to, the SEC in accordance with the Securities Exchange Act of 1934, as amended, or the Exchange Act. These include our Annual Reports on Form 10-K, our Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act. We make this information available on or through our website free of charge as soon as reasonably practicable after we electronically file the information with, or furnish it to, the SEC. The information on, or that can be accessed through, our website is not incorporated by reference into this Form S-1 Registration Statement or any other filings we make with the SEC.

Risks Affecting Us

Investing in our shares of common stock involves substantial risk, and our business is subject to numerous risks and uncertainties. Investors should carefully consider the information set forth in this prospectus, together with the information under the heading “Risk Factors” in this prospectus and in our Annual Report on Form 10-K, which is incorporated by reference herein.

Private Placement of Common Stock and Warrants

On March 13, 2017, we raised approximately $23.0 million in gross proceeds from the issuance of 6,767,855 shares of our common stock, at a price of $3.36 per share, and the March 2017 warrants to purchase 2,707,138 million shares of our common stock at an initial exercise price of $4.50 per share with a term of 13 months from the date of issuance. In connection with the offering, we have agreed to file a registration statement to register for resale the shares of common stock, including the common stock underlying the March 2017 warrants. Under the registration rights agreement, the registration statement must be filed within 30 days of the closing of the financing and declared effective within the timeline provided in the agreement. If the applicable deadlines are not met, monthly liquidated damages of 2.0% of the subscription amount (with an 8.0% cap) will be due to the respective purchasers.

The Offering

Shares of common stock offered for resale by the selling stockholders	23,767,500 shares
Shares of common stock outstanding as of March 31, 2017	51,846,521 shares
Use of proceeds.........................................	We will not receive any proceeds from the sale of shares of common stock that may be sold by the selling stockholders from time to time pursuant to this prospectus.
Dividend policy...........................................

We currently intend to retain all available funds and any future earnings for use in the operation of our business, and therefore we do not currently expect to pay any cash dividends on our common stock. Any future determination to pay dividends to holders of shares of common stock will be at the discretion of our board of directors and will depend upon many factors, including our results of operations, financial condition, capital requirements, restrictions in our debt agreements and other factors that our board of directors deems relevant. Our ability to pay dividends may also be restricted by the terms of any future credit agreement or any future debt or preferred equity securities of us or of our subsidiaries. See “Market Prices and Dividend Policy.”

Risk Factors...............................................

Investing in our shares of common stock involves substantial risk, and our business is subject to numerous risks and uncertainties. Investors should carefully consider the information set forth in this prospectus, together with the information under the heading “Risk Factors” in this prospectus and in our Annual Report on Form 10-K, which is incorporated by reference herein.

NYSE listing...............................................	Our shares are listed on The New York Stock Exchange, or NYSE, under the symbol “KDMN.”

We are filing the registration statement of which this prospectus forms a part to permit the resale of shares of common stock that were issued, or will be issuable upon the conversion or exercise of securities that were issued, prior to or upon the completion of our  IPO and shares of common stock that were issued, or will be issuable upon the exercise of the March 2017 warrants, as required by certain registration rights agreements to which we are a party.

Unless we specifically state otherwise, the information in this prospectus does not take into account:

•

6,437,515 shares of common stock issuable upon exercise of stock options outstanding as of December 31, 2016 at a weighted-average exercise price of $8.32 per share pursuant to awards under our 2016 Equity Incentive Plan;

•	1,328,452 shares of common stock issuable upon the exercise of warrants outstanding as of December 31, 2016 at a weighted-average exercise price of $29.70 per share;
•	3,191,843 shares of common stock issuable upon conversion of our 5% convertible preferred stock as of December 31, 2016;
•	282,485 shares of common stock available for future issuance under our 2016 Equity Incentive Plan as of December 31, 2016;

•	1,125,000 shares of common stock available for future issuance under our 2016 Employee Stock Purchase Plan as of December 31, 2016;
•

9,750 equity appreciation rights units (“EARs”) issued under our 2014 Long-Term Incentive Plan (“2014 LTIP”), as amended, as of December 31, 2016 which is payable at our option in 3,605,665 shares of common stock; and

•	2,707,138 shares of common stock issuable upon the exercise of the March 2017 warrants issued on March 13, 2017 at an initial exercise price of $4.50 per share.

Risk Factors

An investment in our shares involves a high degree of risk. You should carefully consider and evaluate the risks and uncertainties described in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2016, which is incorporated by reference herein, together with the other information set forth or incorporated by reference in this prospectus and any accompanying prospectus supplement, before you decide to purchase our securities. Any of the risks we set forth herein or therein could cause our business, financial condition and/or operating results to suffer. The market price of our shares could decline if one or more of these risks and uncertainties develop into actual events. You could lose all or part of your investment.

Forward Looking Statements

This prospectus contains forward looking statements. All statements other than statements of historical facts contained in this prospectus may be forward looking statements. Statements regarding our future results of operations and financial position, business strategy and plans and objectives of management for future operations, including, among others, statements regarding future capital expenditures and debt service obligations, are forward looking statements. In some cases, you can identify forward looking statements by terms such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “targets,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other similar expressions.

Forward looking statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward looking statements. We believe that these factors include, but are not limited to, the following:

•	the initiation, timing, progress and results of our preclinical studies and clinical trials, and our research and development programs;
•	our ability to advance product candidates into, and successfully complete, clinical trials;
•	our reliance on the success of our product candidates;
•	the timing or likelihood of regulatory filings and approvals;
•	our ability to expand our sales and marketing capabilities;
•	the commercialization of our product candidates, if approved;
•	the pricing and reimbursement of our product candidates, if approved;
•	the implementation of our business model, strategic plans for our business, product candidates and technology;
•	the scope of protection we are able to establish and maintain for intellectual property rights covering our product candidates and technology;
•	our ability to operate our business without infringing the intellectual property rights and proprietary technology of third parties;
•	costs associated with defending intellectual property infringement, product liability and other claims;
•	regulatory developments in the United States, Europe and other jurisdictions;
•	estimates of our expenses, future revenues, capital requirements and our needs for additional financing;
•	the potential benefits of strategic collaboration agreements and our ability to enter into strategic arrangements;
•	our ability to maintain and establish collaborations or obtain additional grant funding;
•	the rate and degree of market acceptance of our product candidates, if approved;
•	developments relating to our competitors and our industry, including competing therapies;
•	our ability to effectively manage our anticipated growth;
•	our ability to attract and retain qualified employees and key personnel;

•	our ability to achieve cost savings and benefits from our efforts to streamline our operations and to not harm our business with such efforts;
•	our expectations regarding the period during which we qualify as an emerging growth company under the JOBS Act;
•	statements regarding future revenue, hiring plans, expenses, capital expenditures, capital requirements and share performance;
•	litigation, including costs associated with prosecuting or defending pending or threatened claims and any adverse outcomes or settlements, whether or not covered by insurance;
•	our expected use of proceeds from our IPO, March 2017 private placement and other sources of liquidity;
•	the future trading price of the shares of our common stock and impact of securities analysts’ reports on these prices; and/or
•	other risks and uncertainties, including those listed under the caption “Risk Factors” in our Annual Report on Form 10-K.

The forward looking statements in this prospectus are only predictions, and we may not actually achieve the plans, intentions or expectations included in our forward looking statements. We have based these forward looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition and results of operations. Because forward looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, you should not rely on these forward looking statements as predictions of future events. The events and circumstances reflected in our forward looking statements may not be achieved or occur and actual results could differ materially from those projected in the forward looking statements.

Additional factors are discussed under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2016, incorporated by reference herein. New risks and uncertainties arise from time to time, and it is impossible for us to predict these events or how they may affect us. It should be remembered that the price of the shares and any income from them can go down as well as up. We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events and/or otherwise, except as may be required by law.

Use of Proceeds

Any of the shares of common stock that may be sold from time to time pursuant to this prospectus will be sold by the selling stockholders, and we will not receive any proceeds from the sale of such shares.

Market Prices and Dividend Policy

Our shares of common stock began trading on the NYSE on July 27, 2016 under the symbol “KDMN.”

The following table sets forth the high and low sales price per share of our shares of common stock, as reported by NYSE, from commencement of trading on July 27, 2016. As of March 31, 2017, there were approximately 2,850 stockholders of record of our shares of common stock.

	Price Range of Shares of Common Stock
	High	Low
Period from July 27 through September 30, 2016	$11.73	$7.01
Period from October 1 through December 31, 2016	7.82	4.13
Period from January 1 through March 31, 2017	5.50	3.10
Period from April 1 through April 6, 2017	3.68	3.20

We currently expect to retain all future earnings, if any, for use in the operation and expansion of our business and repayment of debt. We have never declared nor paid any dividends on our common stock and do not anticipate paying cash dividends to holders of our common stock in the foreseeable future. In addition, the 2015 Credit Agreement (as amended), as well as any future borrowings, will restrict our ability to pay dividends. See “Risk Factors—Because we do not anticipate paying any cash dividends on our common stock in the foreseeable future, capital appreciation if any, will be your sole source of gain” in our Annual Report on Form 10-K for the year ended December 31, 2016. Any determination to pay dividends on our common stock in the future will be at the discretion of our board of directors and will depend upon, among other factors, our results of operations, financial condition, capital requirements and covenants in our existing financing arrangements and any future financing arrangements. Holders of the 5% convertible preferred stock shall be entitled to receive a cumulative dividend at an annual rate of 5% of the original purchase price per share of convertible preferred stock, when and as declared by our board of directors and to the extent of funds legally available for the payment of dividends. Holders of the 5% convertible preferred stock shall also be entitled to participate in all dividends declared and paid to holders of our common stock on an “as if” converted basis.

Capitalization

The following table sets forth the cash and capitalization of Kadmon as of December 31, 2016. This table should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements of Kadmon, including the accompanying notes thereto, incorporated by reference herein from our Annual Report on Form 10-K for the year ended December 31, 2016.

December 31, 2016
(in thousands)
Cash and cash equivalents	$36,093
Indebtedness
Secured term debt—current	$1,900
Secured term debt—net of current portion and discount	28,677
Total indebtedness	30,577
Convertible Preferred Stock, $0.001 par value; 10,000,000 shares authorized; 30,000 shares issued and outstanding	38,302
Common Stock, $0.001 par value; 200,000,000 shares authorized; 45,078,666 shares issued and outstanding	45
Additional paid-in capital	92,166
Accumulated deficit	(155,705)
Total stockholders’ equity (deficit)	$(25,192)
Total capitalization	$5,385

The table above does not include:

•

6,437,515 shares of common stock issuable upon exercise of stock options outstanding as of December 31, 2016 at a weighted-average exercise price of $8.32 per share pursuant to awards under our 2016 Equity Incentive Plan;

•	1,328,452 shares of common stock issuable upon the exercise of warrants outstanding as of December 31, 2016 at a weighted-average exercise price of $29.70 per share;
•	3,191,843 shares of common stock issuable upon conversion of our 5% convertible preferred stock as of December 31, 2016;
•	282,485 shares of common stock available for future issuance under our 2016 Equity Incentive Plan as of December 31, 2016;
•	1,125,000 shares of common stock available for future issuance under our 2016 Employee Stock Purchase Plan as of December 31, 2016;
•	9,750 EARs issued under our 2014 LTIP, as amended, as of December 31, 2016 which is payable at our option in 3,605,665 shares of common stock;
•	6,767,855 shares of our common stock issued on March 13, 2017 in our March 2017 private placement; and
•	2,707,138 shares of common stock issuable upon the exercise of March 2017 warrants issued on March 13, 2017 at an initial exercise price of $4.50 per share.

DILUTION

If you invest in our common stock, your ownership interest may be diluted to the extent of the difference between the price you pay per share of our common stock and the pro forma as adjusted net tangible book value per share of our common stock.

Our net tangible book value as of December 31, 2016 was $(28.8 million), or $(0.64) per share of common stock. Net tangible book value per share represents the amount of our total tangible assets less total liabilities, divided by the total number of shares outstanding as of December 31, 2016.

After giving effect to the issuance of 6,767,855 shares of common stock in a private placement to certain of the selling stockholders on March 13, 2017 for proceeds of approximately $23.0 million and assuming the issuance of 2,707,138 shares of common stock issuable upon the exercise of March 2017 warrants at an exercise price of $4.50 per share, 749,238 shares of common stock issuable upon the exercise of warrants at a weighted-average exercise price of $10.20 per share and 2,115,416  shares of common stock issuable upon the conversion of 5% convertible preferred stock, registered pursuant to the registration statement of which this prospectus forms a part, our pro forma net tangible book value as of December 31, 2016 would have been $(6.0) million, or $(0.11) per share. Accordingly, if you purchase shares of common stock pursuant to an offering using this prospectus, you will receive immediate dilution in an amount equal to the purchase price of the share minus the as adjusted net tangible book value per share.

The foregoing calculations are based on 45,078,666 shares of our common stock outstanding as of December 31, 2016, and excludes:

•

6,437,515 shares of common stock issuable upon exercise of stock options outstanding as of December 31, 2016 at a weighted-average exercise price of $8.32 per share pursuant to awards under our 2016 Equity Incentive Plan;

•	579,211 shares of common stock issuable upon the exercise of warrants outstanding as of December 31, 2016 at a weighted-average exercise price of $29.70 per share;
•	1,076,427 shares of common stock issuable upon conversion of our 5% convertible preferred stock as of December 31, 2016;
•	282,485 shares of common stock available for future issuance under our 2016 Equity Incentive Plan as of December 31, 2016;
•	1,125,000 shares of common stock available for future issuance under our 2016 Employee Stock Purchase Plan (together with the 2016 Equity Incentive Plan, the “2016 Plans”) as of December 31, 2016; and
•	9,750 EARs issued under our 2014 LTIP, as amended, as of December 31, 2016 which is payable at our option in 3,605,665 shares of common stock.

        The number of shares of our common stock reserved for future issuance under our 2016 Plans will be subject to automatic annual increases in accordance with their terms. To the extent that options are exercised, new options are issued under our 2016 Plans or we issue additional shares of common stock in the future, there may be further dilution to investors purchasing shares in transactions registered pursuant to the registration statement of which this prospectus forms a part. In addition, we may choose to raise additional capital because of market conditions or strategic considerations, even if we believe that we have sufficient funds for our current or future operating plans. If we raise additional capital through the sale of equity or convertible debt securities, the issuance of such securities could result in further dilution to our stockholders.

Principal Stockholders

The following table sets forth information as of March 31, 2017 regarding the beneficial ownership of our common stock, by:

•	each person or group who beneficially owns more than 5.0% of our outstanding shares of common stock;
•	each of our executive officers;
•	each of our directors; and
•	all of our executive officers and directors as a group.

Beneficial ownership for the purposes of the following table is determined in accordance with the rules and regulations of the SEC. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting of securities, or to dispose or direct the disposition of securities or has the right to acquire such powers within 60 days. For purposes of calculating each person’s percentage ownership, common stock issuable pursuant to options exercisable within 60 days are included as outstanding and beneficially owned for that person or group, but are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as disclosed in the footnotes to this table and subject to applicable community property laws, we believe that each beneficial owner identified in the table possesses sole voting and investment power over all common stock shown as beneficially owned by the beneficial owner.

Percentage ownership of our common stock in the table is based on 51,846,521 shares of our common stock issued and outstanding on March 31, 2017. This table is based upon information supplied by officers, directors and principal stockholders and by Schedules 13D and Schedules 13G, if any, filed with the SEC. Unless otherwise indicated, the address of each of the individuals and entities named below is c/o Kadmon Holdings, Inc., 450 East 29th Street, New York, New York 10016.

To our knowledge, except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock. Pursuant to Rule 13d-4 under the Exchange Act of 1934, as amended, the statements concerning voting and dispositive power concerning the shares of common stock included in the footnotes to this table shall not be construed as admissions that such persons are the beneficial owners of such shares of common stock.

	Shares of Common Stock Beneficially Owned (1)
Name of beneficial owner	Common Stock	Securities Exercisable Within 60 Days	Number of Securities Beneficially Owned	Percentage
5.0% Stockholders
Third Point Ventures LLC(2)	9,407,745	595,238	10,002,983	19.07%
GoldenTree Entities(3)	8,591,195	219,828	8,811,023	16.92%
Perceptive Advisors LLC(4)	5,185,847	1,190,475	6,376,322	12.02%
3RP Holdings Company, LLC(5)	3,478,840	—	3,478,840	6.71%
Executive Officers and Directors
Bart M. Schwartz, Esq.(6)	26,511	17,437	43,948	*
Eugene Bauer, M.D.(7)	1,716	13,848	15,564	*
D. Dixon Boardman(8)	45,911	13,848	59,759	*
Alexandria Forbes, Ph.D.(9)	90,816	20,002	110,818	*
Tasos Konidaris(10)	—	—	—	*
Steven Meehan(11)	—	—	—	*
Thomas E. Shenk, Ph.D.(12)	24,616	7,180	31,796	*
Susan Wiviott, J.D.(13)	4,168	13,848	18,016	*
Louis Shengda Zan(14)	2,187,381	9,231	2,196,612	4.24%
Harlan W. Waksal, M.D.(15)	102,040	1,600,256	1,702,296	3.19%
Konstantin Poukalov(16)	4,000	29,750	33,750	*
Lawrence K. Cohen, Ph.D.(17)	—	19,746	19,746	*
Steven N. Gordon, Esq.(18)	232,484	29,746	262,230	*
John Ryan, Ph.D., M.D.(19)	—	15,900	15,900	*
All directors and executive officers as a group (14 persons)	2,719,643	1,790,792	4,510,435	8.41%

*Represents ownership of less than 1.0%.

(1)

Represents shares of common stock held and options held by such individuals that were exercisable within 60 days of March 31, 2017. Includes shares held in the beneficial owner’s name or jointly with others, or in the name of a bank, nominee or trustee for the beneficial owner’s account. Reported numbers do not include options that vest more than 60 days after March 31, 2017.

(2)

Consists of (a)(i) 4,100,401 shares and (ii) warrants exercisable for 315,198 shares, held by Third Point Offshore Master Fund L.P.; (b )(i) 220,416 shares and (ii) warrants exercisable for 15,640 shares, held by Third Point Partners L.P.; (c)(i) 1,589,262 shares and (ii) warrants exercisable for 111,640 shares, held by Third Point Partners Qualified L.P.; (d)(i) 2,354,414 shares and (ii) warrants exercisable for 104,640 shares, held by Third Point Ultra Master Fund L.P.; (e)(i) 948,566 shares and (ii) warrants exercisable for 41,800 shares, held by Third Point Reinsurance Co. Ltd.; (f)(i) 141,000 shares and (ii) warrants exercisable for 6,320 shares, held by Third Point Reinsurance (USA) Ltd. and (g) 53,686 shares held by Lyxor/Third Point Fund Limited. Third Point LLC, the investment manager or trading advisor of Third Point Offshore Master Fund, L.P., Third Point Partners L.P., Third Point Partners Qualified L.P., Third Point Ultra Master Fund L.P., Third Point Reinsurance Co. Ltd., Third Point Reinsurance (USA) Ltd. and Lyxor/Third Point Fund Limited, and Daniel S. Loeb, in his capacity as the Chief Executive Officer of Third Point LLC, have voting and dispositive power over shares held by Third Point Offshore Master Fund L.P., Third Point Partners L.P., Third Point Partners Qualified L.P., Third Point Ultra Master Fund L.P., Third Point Reinsurance Co. Ltd., Third Point Reinsurance (USA) Ltd. and Lyxor/Third Point Fund Limited. Mr. Loeb disclaims beneficial ownership of these shares, except to the extent of his indirect pecuniary interest therein. The address for Third Point Ventures LLC is c/o Third Point LLC, 390 Park Avenue, 19th floor, New York, NY 10022.

(3)

As reported on Schedule 13D/A filed with the SEC on March 28, 2017, consists of (i) 6,397,332 shares of common stock held by GN3 SIP Limited (“GN3”), GoldenTree 2004 Trust (“G2T”), GTNM, LP (“GTNM”), GoldenTree Insurance Fund Series Interests of the SALI Multi Series Fund, LP (“GTIF”), GoldenTree Credit Opportunities, LP (“GTCO”), GoldenTree Entrust Master Fund SPC (“GSPC”), GoldenTree Master Fund, Ltd. (“GMF”), GoldenTree Master Fund II, Ltd. (“GMFII”), and a separately managed account managed by the GoldenTree Asset Management LP (the “First Managed Account”) and a second separately managed account managed by the GoldenTree Asset Management LP (the “Second Managed Account”), (ii) warrants to purchase 219,828 shares of common stock held by GN3, G2T, GTNM, First Management Account, GTIF and GTCO and (iii) 2,193,863 shares of common stock issuable upon the conversion of preferred stock held by G2T, GTNM, GN3, First Managed Account and Second Managed Account. GoldenTree Asset Management LP acts as investment manager for all of the entities described herein. GoldenTree Asset Management LLC serves as the general partner for GoldenTree Asset Management LP. GoldenTree Asset Management LLC serves as the general partner for GoldenTree Asset Management LP. Steven A. Tananbaum is the managing member of GoldenTree Asset Management LLC and holds sole voting and dispositive power over the securities indirectly held by such entity. By virtue of the relationships described in this footnote, each entity and individual named herein may be deemed to share beneficial ownership of all shares held by the other entities named herein. Each entity and individual named herein expressly disclaims any such beneficial ownership, except to the extent of their individual pecuniary interests therein. The address for the GoldenTree Entities is 300 Park Avenue, 21st Floor, New York, NY 10022.

(4)

As reported on Schedule 13G filed with the SEC on March 17, 2017, consists of 4,955,474 shares of common stock which are held by Perceptive Life Sciences Master Fund Ltd, a private investment fund (the “Fund”) to which Perceptive Advisors LLC serves as the investment manager, and 230,373 shares of common stock which are held in a trading account (the “Account”) to which Perceptive Advisors LLC serves as the investment manager. Mr. Edelman is the managing member of Perceptive Advisors LLC. The Fund also owns warrants to purchase 1,161,428 shares of our common stock and the Managed Account owns warrants to purchase 29,047 shares of common stock. The address for Perceptive Advisors LLC is 51 Astor Place, 10th floor, New York, NY 10003.

(5)

As reported on Schedule 13G filed with the SEC on February 9, 2017, consists of 3,478,840 shares of common stock held by 3RP Holdings Company, LLC. Paul F. Fagan, J.D., C.P.A., is the Executive Vice President and General Counsel of 3RP Holdings Company, LLC and as such has voting and dispositive power over the securities held by such entity. By virtue of the relationships described in this footnote, each entity and individual named herein may be deemed to share beneficial ownership of all shares held by the entities named herein. Mr. Fagan expressly disclaims any such beneficial ownership, except to the extent of his individual pecuniary interests therein. The address for 3RP Holdings Company, LLC is 2215 B Renaissance Drive, Suite B, Las Vegas, NV 89119.
(6)	Consists of (i) 26,511 shares of common stock and (ii) 17,437 shares of common stock issuable upon the exercise of stock options within 60 days of March 31, 2017.
(7)	Consists of (i) 1,716 shares of common stock and (ii) 13,848 shares of common stock issuable upon the exercise of stock options within 60 days of March 31, 2017.
(8)	Consists of (i) 45,911 shares of common stock and (ii) 13,848 shares of common stock issuable upon the exercise of stock options within 60 days of March 31, 2017.
(9)

Consists of (i) 90,816 shares of common stock, (ii) 20,002 shares of common stock issuable upon the exercise of stock options within 60 days of March 31, 2017.  The amount listed in this table does not include 1,000 EAR units that were awarded under the 2014 LTIP as they may be paid in cash or stock at our option. See “Executive Compensation—Equity and Other Incentive Compensation Plans” for a discussion of EAR Units awarded under the 2014 LTIP.

(10)	Mr. Konidaris was appointed to our board of directors in February 2017 and, as of March 31, 2017, did not beneficially own shares of our common stock.
(11)	Mr. Meehan was appointed to our board of directors in January 2017 and, as of March 31, 2017, did not beneficially own shares of our common stock.
(12)	Consists of (i) 24,616 shares of common stock and (ii) 7,180 shares of common stock issuable upon the exercise of stock options within 60 days of March 31, 2017.
(13)	Consists of (i) 4,168 shares of common stock and (ii) 13,848 shares of common stock issuable upon the exercise of stock options within 60 days of March 31, 2017.
(14)

Consists of (i) 2,187,381 shares of our common stock issued to Alpha Spring Limited and (ii) 9,231 shares of common stock issuable upon the exercise of stock options within 60 days of March 31, 2017. Mr. Zan is the sole director of Alpha Spring Limited and, as such, has sole voting and dispositive power over Alpha Spring Limited. Mr. Zan disclaims beneficial ownership of the securities held by Alpha Spring Limited, except to the extent of his pecuniary interest therein, if any.

(15)

Consists of (i) 102,040 shares of common stock and (ii) 1,600,256 shares of common stock issuable upon the exercise of stock options within 60 days of March 31, 2017. The amount listed in this table does not include 750 EAR units that were awarded under the 2014 LTIP as they may be paid in cash or stock at our option. See “Executive Compensation—Equity and Other Incentive Compensation Plans” for a discussion of EAR units awarded under the 2014 LTIP.

(16)

Consists of (i) 4,000 shares of common stock and (ii) 29,750 shares of common stock issuable upon the exercise of stock options within 60 days of March 31, 2017. The amount listed in this table does not include 1,000 EAR units that were awarded under the 2014 LTIP as they may be paid in cash or stock at our option. See “Executive Compensation—Equity and Other Incentive Compensation Plans” for a discussion of EAR units awarded under the 2014 LTIP.

(17)

Consists of 19,746 shares of common stock issuable upon the exercise of stock options within 60 days of March 31, 2017. The amount listed in this table does not include 250 EAR units that were awarded under the 2014 LTIP as they may be paid in cash or stock at our option. See “Executive Compensation—Equity and Other Incentive Compensation Plans” for a discussion of EAR units awarded under the 2014 LTIP.

(18)

Consists of (i) 232,484 shares of common stock and (ii) 29,746 shares of common stock issuable upon the exercise of stock options within 60 days of March 31, 2017.  The amount listed in this table does not include 1,300 EAR units that were awarded under the 2014 LTIP as they may be paid in cash or stock at our option. See “Executive Compensation—Equity and Other Incentive Compensation Plans” for a discussion of EAR units awarded under the 2014 LTIP.

(19)

Consists of 15,900 shares of common stock issuable upon the exercise of stock options within 60 days of March 31, 2017. The amount listed in this table does not include 250 EAR units that were awarded under the 2014 LTIP as they may be paid in cash or stock at our option. See “Executive Compensation—Equity and Other Incentive Compensation Plans” for a discussion of EAR units awarded under the 2014 LTIP.

Description of Capital Stock

Our authorized share capital consists of 200,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 preferred shares, par value $0.001 per share.

The following descriptions are summaries of important terms contained in our Certificate of Incorporation and Bylaws (our “Certificate of Incorporation” and “Bylaws”, respectively). Reference is made to the more detailed provisions of, and the descriptions are qualified in their entirety by reference to, the Certificate of Incorporation and Bylaws, copies of which are filed with the SEC as exhibits to the registration statement of which this prospectus is a part, and relevant portions of the Delaware General Corporation Law (“DGCL”).

Common Stock

General.  As of March 31, 2017, there are 51,846,521 shares of common stock issued and outstanding. All outstanding shares of common stock are validly issued, fully paid and non-assessable.

Voting rights.  The holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders, including the election of directors, and do not have cumulative voting rights. Unless otherwise required by law, matters submitted to a vote of our stockholders require the approval of a majority of votes cast by stockholders represented in person or by proxy and entitled to vote on such matter, except that directors will be elected by a plurality of votes cast. Accordingly, the holders of a majority of the shares of common stock entitled to vote in any election of directors are able to elect all of the directors standing for election, if they so choose.

Dividend rights.  Holders of shares of common stock are entitled to receive ratably dividends if, as and when dividends are declared from time to time by our board of directors out of funds legally available for that purpose, subject to any preferential dividend rights of any then outstanding preferred stock.

Other matters.  Upon our liquidation, dissolution or winding up, the holders of shares of common stock are entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities, subject to any liquidation preference granted to holders of any outstanding preferred stock. Holders of shares of common stock have no preemptive or conversion rights or other subscription rights, and no redemption or sinking fund provisions are applicable to our common stock. All outstanding shares of common stock are fully paid and nonassessable.

Preferred Stock

No shares of preferred stock are outstanding other than shares of our 5% convertible preferred stock, as described below under “5% Convertible Preferred Stock.” Our Certificate of Incorporation permits our board of directors to issue up to 10,000,000 shares of preferred stock from time to time in one or more classes or series. The board also may establish the relative rights and preferences of those shares, including dividend rights, conversion rights, voting rights, redemption rights, terms of sinking funds, liquidation preferences, the number of shares constituting any class or series and the designation of the class or series. Terms selected by our board of directors in the future could decrease the amount of earnings and assets available for distribution to holders of shares of common stock or adversely affect the rights and powers, including voting rights, of the holders of shares of common stock without any further vote or action by the stockholders. As a result, the rights of holders of our common stock will be subject to, and may be adversely affected by, the rights of the holders of the 5% convertible preferred stock and any other preferred stock that may be issued by us in the future, which could have the effect of decreasing the market price of our common stock.

5% Convertible Preferred Stock

Concurrently with the closing of our IPO and pursuant to the terms of the Exchange Agreement entered into with the holders of our Senior Convertible Term Loan, we issued to such holders 30,000 shares of convertible preferred stock, designated as the 5% convertible preferred stock pursuant to the certificate of designations to be filed by us with the Secretary of State of the State of Delaware immediately prior to the closing of the IPO. Each share of 5% convertible preferred stock was issued for an amount equal to $1,000 per share, which we refer to as the original purchase price. Shares of 5% convertible preferred stock with an aggregate original purchase price and initial liquidation preference of $30.0 million were issued by us to the holders of the Senior Convertible Term Loan in exchange for an equivalent principal amount of the Senior Convertible Term Loan pursuant to the terms of an exchange agreement dated as of June 8, 2016, between us and those holders, which we refer to as the exchange agreement.

The following description is a summary of the material provisions of the 5% convertible preferred stock and the certificate of designation and does not purport to be complete. This summary is subject to and is qualified by reference to all the provisions of the 5% convertible preferred stock and certificate of designations, including the definitions of certain terms used in the certificate of designation. We urge you to read this document because it, and not this description, defines the rights of a holder of the 5% convertible preferred stock. A copy of the form of certificate of designations that we filed with the Secretary of State of the State of Delaware on July 26, 2016 has been filed as an exhibit to our Current Report on Form 8-K dated August 1, 2016.

No Mandatory Redemption Date or Sinking Fund

The shares of 5% convertible preferred stock do not have a mandatory redemption date and are not subject to any sinking fund. The shares of 5% convertible preferred stock will remain outstanding indefinitely unless we are required to redeem them under the circumstances described below in “Redemption” or we otherwise repurchase them or they are converted into shares of our common stock as described below under “Conversion Rights.”

Dividends

The shares of 5% convertible preferred stock are entitled to receive dividends, when and as declared by the board of directors and to the extent of funds legally available for the payment of dividends, at an annual rate of 5% of the sum of the original purchase price per share of 5% convertible preferred stock plus any dividend arrearages. Dividends on the 5% convertible preferred stock shall, at our option, either be paid in cash or added to the stated liquidation preference amount for purposes of calculating dividends at the 5% annual rate (until such time as we declare and pay the missed dividend in full and in cash, at which time that dividend will no longer be part of the stated liquidation preference amount). Dividends shall be payable annually on June 30 of each year and shall be cumulative from the most recent dividend payment date on which dividend has been paid or, if no dividend has ever been paid, from the original date of issuance of the 5% convertible preferred stock and shall accumulate from day to day whether or not declared until paid.

The shares of 5% convertible preferred stock are also entitled to participate in all dividends declared and paid on shares of company common stock on an “as if” converted basis.

Liquidation Preference

In the event of:

(A)  a liquidation, dissolution or winding up of our company, whether voluntary or involuntary;

(B)  certain changes of control;

(C)  a sale or transfer of all, or substantially all, of our consolidated assets other than to a wholly-owned subsidiary of ours;

(D)  any other event of discharge, retirement or cancellation of the 5% convertible preferred stock, in each case in this clause (D), that is not described in the foregoing clauses (A), (B), or (C) or a redemption pursuant to the certificate of designations;

(E)  our company or one of our significant subsidiaries becoming the subject of certain bankruptcy events;

(F)  a material breach of our obligations under the exchange agreement that is not cured within 15 days after we receive notice from a holder of the 5% convertible preferred stock; or

(G)  upon our failure to make any payment of principal, interest, or other amount due and payable of any of our or our subsidiaries’ indebtedness after giving effect to any applicable cure period,

the holders of the 5% convertible preferred stock shall be entitled to receive for each share of 5% convertible preferred stock an amount equal to the greater of (i) (A) (I) the original purchase price per share of 5% convertible preferred stock plus dividend arrearages thereon in cash plus (II) any dividends accrued and unpaid thereon from the last dividend payment date to the date of the final distribution to such holder plus (B) solely in connection with an event specified in clauses (A), (D), (E), (F) or (G) above, a premium equal to 20.2% of the amount described in clause (i)(A) of this sentence at such time or (ii) an amount per share of 5% convertible preferred stock equal to the amount which would have been payable or distributable had each share of 5% convertible preferred stock been converted into shares of our common stock immediately before the event occurred under clause (A), (B), (C) or (D) above.

Subject to the rights of the holders of any parity shares, upon any of the events specified in clauses (A) through (D) above, after payment shall have been made in full to the holders of the 5% convertible preferred stock and any parity securities, any other series or class or classes of junior securities shall be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the 5% convertible preferred stock and any parity securities as such shall not be entitled to share in that payment or distribution.

In the event that the event giving rise to the determination of the amount that holders of 5% convertible preferred stock shall be entitled to receive as their liquidation preference is a failure by us to make any payment of principal, interest, or other amount due and payable of any of our or our subsidiaries’ indebtedness after giving effect to any applicable cure period, that event shall be deemed never to have occurred if, subsequent to the expiration of the cure period, (i) that failure to make payment is cured in full, (ii) all other obligations to pay principal, interest or other amounts due and payable of any of our or our subsidiaries’ indebtedness have been paid at that time, and (iii) no bankruptcy event has occurred.

Ranking

The 5% convertible preferred stock ranks, with respect to rights to the payment of dividends and the distribution of assets in the event of any of the events specified in clauses (A) through (D) under “—Liquidation Preference” above,

(1)	senior to all common stock and to all other equity securities of our company other than equity securities referred to in clauses (2) and (3) of this sentence (“junior securities”);
(2)

to the extent authorized under the certificate of designations, on a parity with all equity securities of our company the terms of which specifically provide that such equity securities rank on a parity with the 5% convertible preferred stock (“parity securities”); and

(3)

to the extent authorized under the certificate of designations, junior to all equity securities of our company the terms of which specifically provide that such equity securities rank senior to the 5% convertible preferred stock (“senior securities”).

See “Voting Rights—Matters Requiring Approval of Holders of 5% Convertible Preferred Stock” for a description of the types of issuances of equity securities and other securities of our company requiring approval of holders of a majority of shares of 5% convertible preferred stock then outstanding, voting together as a class.

Redemption

If:

(A)	we or one of our significant subsidiaries becomes the subject of certain bankruptcy events;
(B)	a material breach of our obligations under the exchange agreement occurs that is not cured within 15 days after we receive notice from a holder of the 5% convertible preferred stock; or
(C)	we fail to make any payment of principal, interest, or other amount due and payable of any of our or our subsidiaries’ indebtedness after giving effect to any applicable cure period,

each holder of 5% convertible preferred stock shall have the right to cause us to redeem all or part of the shares of 5% convertible preferred stock held by such holder for a redemption price per share equal to (i) the original purchase price plus any dividend arrearages plus any dividends accrued and unpaid thereon from the last dividend payment date to, but excluding, the redemption date plus (ii) a premium equal to 20.2% of the amount described in clause (i) of this sentence at such time.

We are required to mail notice of any redemption event to the holders of 5% convertible preferred stock not later than one business day after we acquire knowledge of that event. That notice must state, among other things, (1) the redemption price and the date of redemption, which shall be no sooner than 30 days and no later than 90 days from the date the notice is mailed and (2) any holder of 5% convertible preferred stock electing to have its shares redeemed shall be required to surrender its shares, with a properly completed redemption request, to us before the close of business on the fifth business day before the redemption date. If we fail to give notice of the redemption event within the time period specified above, then any holder of 5% convertible preferred stock may deliver that notice to us and the other holders, in which case the redemption date shall occur on the 45th day after the date of the notice and any holder electing to have any of its shares of 5% convertible preferred stock redeemed shall be required to surrender its shares, with a properly completed redemption request, to us before the close of business on the fifth business day preceding that redemption date.

Until the holders of the 5% convertible preferred stock who have delivered a notice to us requesting redemption have been paid the redemption price specified in the previous paragraph in full, no payment will be made to any holder of parity securities or junior securities.

Notwithstanding anything to the contrary, in the event that the event giving rise to the above redemption right is a failure by us to make any payment of principal, interest, or other amount due and payable of any of our indebtedness after giving effect to any applicable cure period, that event shall be deemed never to have occurred and any request for redemption delivered by a holder of 5% convertible preferred stock in respect of that event shall be deemed automatically rescinded if, subsequent to the expiration of the cure period, (i) our failure to make payment is cured in full, (ii) all other obligations to pay principal, interest or other amounts due and payable of any of our or our subsidiaries’ indebtedness have been paid at such time and (iii) no bankruptcy event has occurred.

Conversion Rights

Conversion at the option of the holder.  The holders of shares of 5% convertible preferred stock are at any time, entitled to convert some or all of their 5% convertible preferred stock into the number of shares of our common stock obtained by dividing the aggregate original purchase price of the shares to be converted plus any dividend arrearages plus any dividends accrued and unpaid from the last dividend payment date to but excluding the conversion date by an amount equal to 80% of the IPO price per share, which amount we refer to as the conversion price. The conversion price is adjustable upon the occurrence of certain events and transactions to prevent dilution as described under “Adjustments to Conversion Price to Prevent Dilution.” Any shares of our common stock issued upon conversion of the shares of 5% convertible preferred stock shall be validly issued, fully paid and non-assessable. Cash shall be paid in lieu of fractional shares.

Conversion at our option.  At any time following the first anniversary of the issuance of the 5% convertible preferred stock, provided that (A) the volume-weighted average price of our common stock for the 30 consecutive trading days immediately preceding the date we elect for conversion is in excess of 150% of the IPO price per share (as adjusted for the events described below under “Adjustments to Conversion Price to Prevent Dilution” and dividends paid in shares of our common stock) and (B) we have in place an effective resale shelf registration statement permitting the resale of all of the shares of common stock issuable upon conversion of the 5% convertible preferred stock, we have the right to require the conversion of any number of shares of 5% convertible preferred stock then outstanding into the number of shares of our common stock obtained by dividing the aggregate original purchase price of the shares to be converted plus any dividend arrearages plus any dividends accrued and unpaid from the last dividend payment date to but excluding the conversion date by the then applicable conversion price.

Adjustments to Conversion Price to Prevent Dilution

The 5% convertible preferred stock is subject to provisions that protect the holders against dilution by adjustment of the conversion price and/or number of shares of common stock issuable upon conversion in certain events such as a subdivision, combination or reclassification of our outstanding common stock.

Voting Rights—Matters Requiring Approval of Holders of 5% Convertible Preferred Stock

Holders of the 5% convertible preferred stock shall be entitled to vote on any and all matters on which holders of the company common stock are entitled to vote on an “as if” converted basis. Additionally, so long as any 5% convertible preferred stock remains outstanding, without the affirmative approval of the holders of at least a majority of the shares of 5% convertible preferred stock then outstanding, we shall not, directly or indirectly (including through merger or consolidation with any other corporation), and shall not permit any of our subsidiaries to:

(1)

authorize or approve the issuance of any senior securities, 5% convertible preferred stock, or parity securities (or, in each case, any security convertible into, or convertible or exchangeable therefor or linked thereto) or authorize or create or increase the authorized amount of any senior securities, 5% convertible preferred stock or parity securities (or, in each case, any security convertible into, or convertible or exchangeable therefor or linked thereto);

(2)	authorize or approve the purchase or redemption of any parity securities or junior securities;
(3)

amend, alter or repeal any of the provisions of the certificate of designations, our certificate of incorporation or our by-laws in a manner that would adversely affect the powers, designations, preferences and rights of the 5% convertible preferred stock;

(4)	contract, create, incur, assume or suffer to exist any indebtedness or guarantee any such indebtedness with an aggregate value of more than $5,000,000 (subject to certain exceptions); or
(5)	agree to take any of the foregoing actions.

The certificate of designations governing the 5% convertible preferred stock also provides that no amendment or waiver of any provision of the certificate of designations or our charter or Bylaws shall, without the prior written consent of all holders of the 5% convertible preferred stock who are known to us to hold, together with their affiliates, more than 5% of the 5% convertible preferred stock then outstanding, (i) reduce any amounts payable or that may become payable to holders of the 5% convertible preferred stock, (ii) postpone the payment date of any amount payable to holders of the 5% convertible preferred stock or waive or excuse any payment, (iii) modify or waive the conversion rights of the 5% convertible preferred stock in a manner that would adversely affect any holder of the 5% convertible preferred stock, or (iv) change any of the voting-related provisions or any other provision of the certificate of designations specifying the number or percentage of holders of the 5% convertible preferred stock which are required to waive, amend or modify any rights under the certificate of designations or make any determination or grant any consent under that document.

Registration Rights

The holders of the 5% convertible preferred stock were granted registration rights, subject to customary cutbacks, blackout periods and other exceptions, for all shares of our common stock issued or issuable upon conversion of the 5% convertible preferred stock, including (a) two demand registrations at any time after the expiration of 180 days from the closing of the IPO, (b) unlimited piggyback rights and (c) the right to require filing of a resale S-3 registration statement (once we become eligible to file on such form) and maintenance of its effectiveness on an “evergreen” basis until such time as there are no longer any registrable securities.

Options

As of December 31, 2016, we had outstanding options to purchase 6,437,515 shares of our common stock, at a weighted average exercise price of $8.32 per share.

Warrants

As of December 31, 2016, we had outstanding warrants to purchase 1,328,452 shares of our common stock, at an average exercise price of $29.70 per share.

Anti-takeover Effects of Provisions of Our Certificate of Incorporation and Bylaws and Delaware Law

The provisions of the DGCL and our Certificate of Incorporation and Bylaws could have the effect of discouraging others from attempting an unsolicited offer to acquire our company. Such provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Election and removal of directors.  Our directors are elected until the expiration of the term for which they are elected and until their respective successors are elected. Our directors may be removed only by the affirmative vote of at least a majority of the holders of our then outstanding common stock. For more information on the terms of our directors, see the section entitled “Management—Board of Managers and Committees” in our Registration Statement on Form S-1/A dated as of July 26, 2016. This system of electing and removing directors generally makes it more difficult for stockholders to replace a majority of our directors.

Authorized but unissued shares.  The authorized but unissued shares of our common stock and our preferred stock are available for future issuance without any further vote or action by our stockholders. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of our common stock and our preferred stock could render more difficult or discourage an attempt to obtain control over us by means of a proxy contest, changes in our management, tender offer, merger or otherwise.

Stockholder action; advance notification of stockholder nominations and proposals.  Our Certificate of Incorporation and Bylaws require that any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by a consent in writing. Our Certificate of Incorporation and Bylaws also require that special meetings of stockholders be called only by our board of directors,  the Chairman of our Board or our Chief Executive Officer. In addition, our Bylaws provide that candidates for director may be nominated and other business brought before an annual meeting only by the board of directors or by a stockholder who gives written notice to us no later than 90 days prior to nor earlier than 120 days prior to the first anniversary of the last annual meeting of stockholders. These provisions may have the effect of deterring unsolicited offers to acquire our company or delaying changes in our management, which could depress the market price of our common stock.

Delaware anti-takeover law.  Our Certificate of Incorporation provides that Section 203 of the DGCL, an anti-takeover law, applies to us. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the date the person became an interested stockholder, unless the “business combination” or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own, 15.0% or more of a corporation’s voting stock.

Limitation of Liability and Indemnification

Our Certificate of Incorporation provides that no director will be personally liable for monetary damages for breach of any fiduciary duty as a director, except with respect to liability:

•	for any breach of the director’s duty of loyalty to us or our stockholders;
•	for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;
•	under Section 174 of the DGCL (governing distributions to stockholders); or
•	for any transaction from which the director derived any improper personal benefit.

If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of our directors will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. The modification or repeal of this provision of our certificate of incorporation will not adversely affect any right or protection of a director existing at the time of such modification or repeal.

Our Bylaws also provide that we will, to the fullest extent permitted by law, indemnify our directors and officers against all liabilities and expenses in any suit or proceeding or arising out of their status as an officer or director or their activities in these capacities. We also indemnify any person who, at our request, is or was serving as a director, officer, employee, agent or trustee of another corporation or of a partnership, limited liability company, joint venture, trust or other enterprise. We may, by action of our board of directors, provide indemnification to our employees and agents within the same scope and effect as the foregoing indemnification of directors and officers.

Exclusive Forum

Our Certificate of Incorporation provides that the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for any (1) derivative action or proceeding brought on behalf of our company, (2) action asserting a claim of breach of a fiduciary duty owed by any director or officer of our company to our company or our company’s stockholders, (3) action asserting a claim against our company arising pursuant to any provision of the DGCL or our Certificate of Incorporation or our Bylaws or (4) action asserting a claim against our company governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of our company shall be deemed to have notice of and consented to the forum provisions in our amended and restated Certificate of Incorporation. However, the enforceability of similar forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that a court could find these types of provisions to be unenforceable.

Listing

Our common stock is listed under the symbol “KDMN” on the New York Stock Exchange.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, LLC.

Material U.S. Federal Income Tax Considerations
for Non-U.S. Holders of Shares of Common Stock

The following are the material U.S. federal income and estate tax consequences of the ownership and disposition of our common stock included in this prospectus by a “Non-U.S. Holder” that does not own, and has not owned, actually or constructively, more than 5% of our common stock.  You are a Non-U.S. Holder if for U.S. federal income tax purposes you are a beneficial owner of our common stock that is:

•	a nonresident alien individual;
•	a foreign corporation; or
•	a foreign estate or trust.

You are not a Non-U.S. Holder if you are a nonresident alien individual present in the United States for 183 days or more in the taxable year of disposition, or if you are a former citizen or former resident of the United States for U.S. federal income tax purposes.  If you are such a person, you should consult your tax adviser regarding the U.S. federal income tax consequences of the ownership and disposition of our common stock.

If you are a partnership for U.S. federal income tax purposes, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and your activities.

This discussion is based on the Internal Revenue Code of 1986, as amended to the date hereof (the “Code”), administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, changes to any of which subsequent to the date of this prospectus may affect the tax consequences described herein, possibly with retroactive effect.  This discussion does not describe all of the tax consequences that may be relevant to you in light of your particular circumstances, including alternative minimum tax and Medicare contribution tax consequences and does not address any aspect of state, local or non-U.S. taxation, or any taxes other than income and estate taxes.  You should consult your tax adviser with regard to the application of the U.S. federal tax laws to your particular situation, as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Dividends

As discussed under “Market Prices and Dividend Policy” above, we do not currently expect to make distributions on our common stock.  In the event that we do make distributions of cash or other property, those distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles.  To the extent those distributions exceed our current and accumulated earnings and profits, they will constitute a return of capital, which will first reduce your basis in our common stock, but not below zero, and then will be treated as gain from the sale of our common stock, as described below under “Gain on Disposition of Our Common Stock.”

Dividends paid to you generally will be subject to withholding tax at a 30% rate or a reduced rate specified by an applicable income tax treaty.  In order to obtain a reduced rate of withholding, you will be required to provide a properly executed applicable Internal Revenue Service (“IRS”) Form W-8 certifying your entitlement to benefits under a treaty.

If dividends paid to you are effectively connected with your conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base maintained by you in the United States), you will generally be taxed on the dividends in the same manner as a U.S. person.  In this case, you will be exempt from the withholding tax discussed in the preceding paragraph, although you will be required to provide a properly executed IRS Form W-8ECI in order to claim an exemption from withholding.  You should consult your tax adviser with respect to other U.S. tax consequences of the ownership and disposition of our common stock, including the possible imposition of a branch profits tax at a rate of 30% (or a lower treaty rate) if you are a corporation.

Gain on Disposition of Our Common Stock

Subject to the discussions below under “Information Reporting and Backup Withholding” and “FATCA,” you generally will not be subject to U.S. federal income or withholding tax on gain realized on a sale or other taxable disposition of our common stock unless:

•

the gain is effectively connected with your conduct of a trade or business in the United States  (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base maintained by you in the United States), or

•

we are or have been a “United States real property holding corporation,” as defined in the Code, at any time within the five-year period preceding the disposition or your holding period, whichever period is shorter, and our common stock has ceased to be regularly traded on an established securities market prior to the beginning of the calendar year in which the sale or disposition occurs.

We believe that we are not, and do not anticipate becoming, a United States real property holding corporation.

If you recognize gain on a sale or other disposition of our common stock that is effectively connected with your conduct of a trade or business in the United States (and if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base maintained by you in the United States), you will generally be taxed on such gain in the same manner as a U.S. person.  You should consult your tax adviser with respect to other U.S. tax consequences of the ownership and disposition of our common stock, including the possible imposition of a branch profits tax at a rate of 30% (or a lower treaty rate) if you are a corporation.

Information Reporting and Backup Withholding

Information returns are required to be filed with the IRS in connection with payments of dividends on our common stock.  Unless you comply with certification procedures to establish that you are not a U.S. person, information returns may also be filed with the IRS in connection with the proceeds from a sale or other disposition of our common stock.  You may be subject to backup withholding on payments on our common stock or on the proceeds from a sale or other disposition of our common stock unless you comply with certification procedures to establish that you are not a U.S. person or otherwise establish an exemption.  Your provision of a properly executed applicable IRS Form W-8 certifying your non-U.S. status will permit you to avoid backup withholding.  Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

FATCA

Provisions of the Code commonly referred to as “FATCA” require withholding of 30% on payments of dividends on our common stock, as well as of gross proceeds of dispositions occurring after December 31, 2018 of our common stock, to “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied, or an exemption applies.  An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements.  If FATCA withholding is imposed, a beneficial owner that is not a foreign financial institution generally may obtain a refund of any amounts withheld by filing a U.S. federal income tax return (which may entail significant administrative burden).  You should consult your tax adviser regarding the effects of FATCA on your investment in our common stock.

Federal Estate Tax

Individual Non-U.S. Holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty exemption, our common stock will be treated as U.S.-situs property subject to U.S. federal estate tax.

Selling Stockholders

The shares of common stock being offered by the selling stockholders are those previously issued to the selling stockholders and those issuable to the selling stockholders upon exercise of the March 2017 warrants, as well as those issuable upon exercise of certain other warrants and conversion of 5% convertible preferred stock held by selling stockholders who have piggyback registration rights under certain registration rights agreements.  For additional information regarding the issuance of common stock and the March 2017 warrants in the March 2017 private placement, see “Prospectus Summary—Private Placement of Common Stock and Warrants.” We are registering the shares of common stock in order to permit the selling stockholders to offer the shares for resale from time to time. Except for the ownership of the shares of common stock, the warrants and the 5% convertible preferred stock, the selling stockholders have not had any material relationship with us within the past three years, unless otherwise indicated in the footnotes to the table below.

The table below lists the selling stockholders and other information regarding the beneficial ownership of the shares of common stock by each of the selling stockholders. The second column lists the number of shares of common stock beneficially owned by each selling stockholder, based on its ownership of the shares of common stock, the warrants and the 5% convertible preferred stock, as of March 31, 2017, assuming exercise of the warrants and conversion of the 5% convertible preferred stock held by the selling stockholders on that date, without regard to any limitation on exercise.

The third column lists the shares of common stock being offered by this prospectus by the selling stockholders.

In accordance with the terms of registration rights agreements with the holders of the shares of common stock, the warrants and the 5% convertible preferred stock, this prospectus generally covers the resale of that number of shares of common stock equal to the number of shares of common stock previously issued to the selling stockholders, the shares of common stock issuable upon exercise of the March 2017 warrants and certain other warrants and the shares of common stock issuable upon conversion of the 5% convertible preferred stock, determined as if such warrants were exercised and such 5% convertible preferred stock were converted, as applicable, in full, in each case as of the trading day immediately preceding the date this registration statement was initially filed with the SEC. The fourth column assumes the sale of all of the shares included in this prospectus.

Under the terms of the March 2017 warrants, generally a selling stockholder may not exercise the March 2017 warrants to the extent such exercise would cause such selling stockholder, together with its affiliates and attribution parties, to beneficially own a number of shares of common stock which would exceed 4.99% of our then outstanding common stock following such exercise, excluding for purposes of such determination shares of common stock issuable upon exercise of the March 2017 warrants which have not been exercised. The number of shares in the second column does not reflect this limitation.  The selling stockholders may sell all, some or none of their shares included in this prospectus.  See “Plan of Distribution.”

Name of Selling Stockholder	Number of Shares Owned Prior to Offering	Maximum Number of Shares to be Sold Pursuant to this Prospectus	Number of Shares Owned After Offering
Third Point Loan LLC(1)	10,002,983	8,000,273	2,002,710
Perceptive Life Sciences Master Fund LTD(2)	4,862,179	4,567,939	294,240
Titan Perc, Ltd.(3)	239,319	190,421	48,898
Sabby Healthcare Master Fund, Ltd.(4)	833,333	833,333	—
Sabby Volatility Warrant Master Fund, Ltd.(4)	416,666	416,666	—
Alexandria Equities, LLC (5)	1,050,205	416,666	633,539
NexPoint Capital, Inc.(6)	416,666	416,666	—
Highland Long/Short Healthcare Fund (7)	624,999	624,999	—
Empery Asset Master, LTD(8)	150,473	150,473	—
Empery Tax Efficient, LP(9)	77,385	77,385	—
Empery Tax Efficient II, LP(10)	122,142	122,142	—

Intracoastal Capital, LLC(11)	166,665	166,665	—
Perceptive Credit Holdings LP(12)	529,413	529,413	—
San Bernardino County Employees Retirement Association(13)	449,388	432,135	17,253
GT NM, L.P.(14)	214,786	204,656	10,130
GN3 SIP Limited(15)	1,072,729	871,799	200,930
GoldenTree 2004 Trust(16)	5,535,862	5,428,570	107,292
Stellar Performer Global Series: Series G—Global Credit(17)	230,266	227,047	3,219
GoldenTree Insurance Fund Series Interests of the SALI Multi-Series Fund, L.P.(18)	9,133	8,811	322
GoldenTree Credit Opportunities, L.P.(19)	81,441	81,441	—

(1)	The address for Third Point Loan LLC is 390 Park Avenue, 14th Floor, New York NY 10022.
(2)

The address for Perceptive Life Sciences Master Fund LTD is 51 Astor Place, 10th floor, New York, NY 10003. Perceptive Advisors LLC serves as the investment manager for the Perceptive Life Sciences Master Fund LTD.

(3)	The address for Titan Perc, Ltd. is 750 Washington Boulevard, 10th Floor, Stamford CT 06901. Perceptive Advisors LLC serves as the investment manager for Titan Perc, Ltd.
(4)

Sabby Management, LLC is the investment manager of Sabby Healthcare Master Fund, Ltd. and Sabby Volatility Warrant Master Fund, Ltd. and shares voting and investment power with respect to these shares in this capacity. As manager of Sabby Management, LLC, Hal Mintz also shares voting and investment power on behalf of each Selling Stockholder. Each of Sabby Management, LLC and Hal Mintz disclaims beneficial ownership over the securities listed except to the extent of their pecuniary interest. The address for Sabby Management, LLC is 10 Mountainview Road, Suite 205, Upper Saddle River, NJ 07458.

(5)	The address for Alexandria Equities, LLC is 385 E. Colorado Blvd., Suite 299, Pasadena, CA 91101.
(6)

NexPoint Advisors, L.P., the investment adviser to NexPoint Capital, Inc., has discretionary authority to vote and dispose of the shares held by NexPoint Capital, Inc. and may be deemed to be the beneficial owner of these shares. Mr. James Dondero, in his capacity as the President and sole member of the general partner of NexPoint Advisors, L.P., may be deemed to be an indirect beneficial owner of shares held by accounts advised by NexPoint Advisors, L.P. Mr. Dondero disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. The address for NexPoint Capital, Inc. is 300 Crescent Court, Suite 700, Dallas, Texas 75201.

(7)

Highland Capital Management Fund Advisors, L.P., the investment adviser to Highland Long/Short Healthcare Fund, has discretionary authority to vote and dispose of the shares held by Highland Long/Short Healthcare Fund and may be deemed to be the beneficial owner of these shares. Mr. James Dondero, in his capacity as the sole shareholder of the general partner of Highland Capital Management Fund Advisors, L.P., may be deemed to be an indirect beneficial owner of shares held by accounts advised by Highland Capital Management Fund Advisors, L.P. Mr. Dondero disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. Mr. Brad Ross, as the President of the general partner of Highland Capital Management Fund Advisors, L.P., may be deemed to be an indirect beneficial owner of shares held by accounts advised by Highland Capital Management Fund Advisors, L.P. Mr. Ross disclaims beneficial ownership of such shares. The address for Highland Long/Short Healthcare Fund is 300 Crescent Court, Suite 700, Dallas, Texas, 75201.

(8)

Empery Asset Management LP, the authorized agent of Empery Asset Master Ltd (“EAM”), has discretionary authority to vote and dispose of the shares held by EAM and may be deemed to be the beneficial owner of these shares. Martin Hoe and Ryan Lane, in their capacity as investment managers of Empery Asset Management LP, may also be deemed to have investment discretion and voting power over the shares held by EAM. EAM, Mr. Hoe and Mr. Lane each disclaim any beneficial ownership of these shares. The address for Empery Asset Master, LTD is c/o Empery Asset Management, LP, One Rockefeller Plaza, Suite 1205, New York, NY 10020.

(9)

Empery Asset Management LP, the authorized agent of Empery Tax Efficient, LP (“ETE”), has discretionary authority to vote and dispose of the shares held by ETE and may be deemed to be the beneficial owner of these shares. Martin Hoe and Ryan Lane, in their capacity as investment managers of Empery Asset Management LP, may also be deemed to have investment discretion and voting power over the shares held by ETE. ETE, Mr. Hoe and Mr. Lane each disclaim any beneficial ownership of these shares. The address for Empery Tax Efficient, LP is c/o Empery Asset Management, LP, One Rockefeller Plaza, Suite 1205, New York, NY 10020.

(10)

Empery Asset Management LP, the authorized agent of Empery Tax Efficient II, LP (“ETE II”), has discretionary authority to vote and dispose of the shares held by ETE II and may be deemed to be the beneficial owner of these shares. Martin Hoe and Ryan Lane, in their capacity as investment managers of Empery Asset Management LP, may also be deemed to have investment discretion and voting power over the shares held by ETE II. ETE II, Mr. Hoe and Mr. Lane each disclaim any beneficial ownership of these shares. The address for Empery Tax Efficient II, LP is c/o Empery Asset Management, LP, One Rockefeller Plaza, Suite 1205, New York, NY 10020.

(11)

Michael P. Kopin and Daniel B. Asher, each of whom are managers of Intracoastal Capital LLC (“Intracoastal”), have shared voting control and investment discretion over the securities reported herein that are held by Intracoastal. As a result, each of Mr. Kopin and Mr. Asher may be deemed to have beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act, as amended) of the securities reported herein that are held by Intracoastal. Mr. Asher, who is a manager of Intracoastal, is also a control person of a broker-dealer. As a result of such common control, Intracoastal may be deemed to be an affiliate of a broker-dealer. Intracoastal acquired the ordinary shares being registered hereunder in the ordinary course of business, and at the time of the acquisition of the ordinary shares and warrants described herein, Intracoastal did not have any arrangements or understandings with any person to distribute the securities. The address for Intracoastal Capital, LLC is 2211A Lakeside Drive, Bannockburn, IL 60015.

(12)	The address for Perceptive Credit Holdings LP is 51 Astor Place, 10th floor, New York, NY 10003.
(13)

Consists of, (a) shares of common stock held by the San Bernardino County Employees Retirement Association,  (b) shares of common stock into which the 5% convertible preferred stock holdings of San Bernardino County Employees Retirement Association can immediately convert and (c)  warrants held by San Bernardino County Employees Retirement Association. GoldenTree Asset Management LP acts as investment manager for the GoldenTree Entities, San Bernardino County Employees Retirement Association, GT NM, L.P., GN3 SIP Limited, GoldenTree 2004 Trust, GoldenTree Insurance Fund Series Interests of the Sali Multi-Series Fund, LP., Stellar Performer Global Series: Series G—Global Credit, GoldenTree Entrust Master Fund SPC, GoldenTree Master Fund, Ltd., GoldenTree Master Fund II, Ltd. and GoldenTree Credit Opportunities, L.P. GoldenTree Asset Management LLC serves as the general partner for GoldenTree Asset Management LP. Steven A. Tananbaum is the managing member of GoldenTree Asset Management LLC and holds sole voting and dispositive power over the securities indirectly held by such entity. By virtue of the relationships described in this footnote, each entity and person described herein may be deemed to share beneficial ownership of all shares held by each of the other entities described herein. Each entity and individual named herein expressly disclaims any such beneficial ownership, except to the extent of its individual pecuniary interests therein. The address for San Bernardino Country Employees Retirement Association is 300 Park Avenue, 21st Floor, New York, NY 10022.

(14)

Consists of, (a) shares of common stock held by GT NM, L.P., (b) shares of common stock into which the 5% convertible preferred stock holdings of GT NM, L.P. can immediately convert and (c) warrants held by GT NM, L.P. GoldenTree Asset Management LP acts as investment manager for the GoldenTree Entities, San Bernardino County Employees Retirement Association, GT NM, L.P., GN3 SIP Limited, GoldenTree 2004 Trust, GoldenTree Insurance Fund Series Interests of the Sali Multi-Series Fund, LP., Stellar Performer Global Series GoldenTree Entrust Master Fund SPC, GoldenTree Master Fund, Ltd., GoldenTree Master Fund II, Ltd. and GoldenTree Credit Opportunities, L.P. Series G—Global Credit, GoldenTree Asset Management LLC serves as the general partner for GoldenTree Asset Management LP. Steven A. Tananbaum is the managing member of GoldenTree Asset Management LLC and holds sole voting and dispositive power over the securities indirectly held by such entity. By virtue of the relationships described in this footnote, each entity and person described herein may be deemed to share beneficial ownership of all shares held by each of the other entities described herein. Each entity and individual named herein expressly disclaims any such beneficial ownership, except to the extent of its individual pecuniary interests therein. The address for GT NM, L.P. is 300 Park Avenue, 21st Floor, New York, NY 10022.

(15)

Consists of, (a) shares of common stock held by GN3 SIP Limited, (b) shares of common stock into which the 5% convertible preferred stock holdings of GN3 SIP Limited can immediately convert and (c)  warrants held by GN3 SIP Limited. GoldenTree Asset Management LP acts as investment manager for the GoldenTree Entities, San Bernardino County Employees Retirement Association, GT NM, L.P., GN3 SIP Limited, GoldenTree 2004 Trust, GoldenTree Insurance Fund Series Interests of the Sali Multi-Series Fund, LP., Stellar Performer Global Series: Series G—Global Credit, GoldenTree Entrust Master Fund SPC, GoldenTree Master Fund, Ltd., GoldenTree Master Fund II, Ltd. and GoldenTree Credit Opportunities, L.P. GoldenTree Asset Management LLC serves as the general partner for GoldenTree Asset Management LP. Steven A. Tananbaum is the managing member of GoldenTree Asset Management LLC and holds sole voting and dispositive power over the securities indirectly held by such entity. By virtue of the relationships described in this footnote, each entity and person described herein may be deemed to share beneficial ownership of all shares held by each of the other entities described herein. Each entity and individual named herein expressly disclaims any such beneficial ownership, except to the extent of its individual pecuniary interests therein. The address for GN3 SIP Limited is 300 Park Avenue, 21st Floor, New York, NY 10022.

(16)

Consists of, (a) shares of common stock held by GoldenTree 2004 Trust, (b) shares of common stock into which the 5% convertible preferred stock holdings of GoldenTree 2004 Trust can immediately convert, and (c) warrants held by GoldenTree 2004 Trust. GoldenTree Asset Management LP acts as investment manager for the GoldenTree Entities, San Bernardino County Employees Retirement Association, GT NM, L.P., GN3 SIP Limited, GoldenTree 2004 Trust, GoldenTree Insurance Fund Series Interests of the Sali Multi-Series Fund, LP., Stellar Performer Global Series: Series G—Global Credit, GoldenTree Entrust Master Fund SPC, GoldenTree Master Fund, Ltd., GoldenTree Master Fund II, Ltd. and GoldenTree Credit Opportunities, L.P. GoldenTree Asset Management LLC serves as the general partner for GoldenTree Asset Management LP. Steven A. Tananbaum is the managing member of GoldenTree Asset Management LLC and holds sole voting and dispositive power over the securities indirectly held by such entity. By virtue of the relationships described in this footnote, each entity and person described herein may be deemed to share beneficial ownership of all shares held by each of the other entities described herein. Each entity and individual named herein expressly disclaims any such beneficial ownership, except to the extent of its individual pecuniary interests therein. The address for GoldenTree 2004 Trust is 300 Park Avenue, 21st Floor, New York, NY 10022.

(17)

Consists of, (a) shares of common stock held by Stellar Performer Global Series: G—Global Credit and (b) shares of common stock into which the 5% convertible preferred stock holdings of Stellar Performer Global Series: Series G—Global Credit can immediately convert. GoldenTree Asset Management LP acts as investment manager for the GoldenTree Entities, San Bernardino County Employees Retirement Association, GT NM, L.P., GN3 SIP Limited, GoldenTree 2004 Trust, GoldenTree Insurance Fund Series Interests of the Sali Multi-Series Fund, LP., Stellar Performer Global Series: Series G—Global Credit, GoldenTree Entrust Master Fund SPC, GoldenTree Master Fund, Ltd., GoldenTree Master Fund II, Ltd. and GoldenTree Credit Opportunities, L.P. GoldenTree Asset Management LLC serves as the general partner for GoldenTree Asset Management LP. Steven A. Tananbaum is the managing member of GoldenTree Asset Management LLC and holds sole voting and dispositive power over the securities indirectly held by such entity. By virtue of the relationships described in this footnote, each entity and person described herein may be deemed to share beneficial ownership of all shares held by each of the other entities described herein. Each entity and individual named herein expressly disclaims any such beneficial ownership, except to the extent of its individual pecuniary interests therein. The address for Stellar Performer Global Series: Series G—Global Credit is 300 Park Avenue, 21st Floor, New York, NY 10022.

(18)

Consists of (a) shares of common stock held by GoldenTree Insurance Fund Series Interests of the SALI Multi-Series Fund, L.P. and (b) warrants held by GoldenTree Insurance Fund Series Interests of the SALI Multi-Series Fund, L.P.  GoldenTree Asset Management LP acts as investment manager for the GoldenTree Entities, San Bernardino County Employees Retirement Association, GT NM, L.P., GN3 SIP Limited, GoldenTree 2004 Trust, GoldenTree Insurance Fund Series Interests of the SALI Multi-Series Fund, L.P., Stellar Performer Global Series G—Global Credit, GoldenTree Entrust Master Fund SPC, GoldenTree Master Fund, Ltd., GoldenTree Master Fund II, Ltd. and GoldenTree Credit Opportunities, L.P.  Golden Tree Asset Management LLC serves as the general partner for GoldenTree Asset Management LP.  Steven A. Tananbaum is the managing member of GoldenTree Asset Management LLC and holds sole voting and dispositive power over the securities indirectly held by such entity.  By virtue of the relationships described in this footnote, each entity and person described herein may be deemed to share beneficial ownership of all shares.

(19)

Consists of warrants held by GoldenTree Credit Opportunities, L.P.  GoldenTree Asset Management LP acts as investment manager for the GoldenTree Entities, San Bernardino County Employees Retirement Association, GT NM, L.P., GN3 SIP Limited, GoldenTree 2004 Trust, GoldenTree Insurance Fund Series Interests of the SALI Multi-Series Fund, L.P., Stellar Performer Global Series G—Global Credit, GoldenTree Entrust Master Fund SPC, GoldenTree Master Fund, Ltd., GoldenTree Master Fund II, Ltd. and GoldenTree Credit Opportunities, L.P.  Golden Tree Asset Management LLC serves as the general partner for GoldenTree Asset Management LP.  Steven A. Tananbaum is the managing member of GoldenTree Asset Management LLC and holds sole voting and dispositive power over the securities indirectly held by such entity.  By virtue of the relationships described in this footnote, each entity and person described herein may be deemed to share beneficial ownership of all shares.

Plan of Distribution

Each selling stockholder of the securities and any of their pledgees, donees, assignees, transferees, and successors-in-interest may, from time to time, sell any or all of their securities or interests in any securities covered hereby on the New York Stock Exchange or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales or dispositions may be at fixed or negotiated prices. A selling stockholder may use any one or more of the following methods when selling securities:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	settlement of short sales;
•	in transactions through broker-dealers that agree with the selling stockholders to sell a specified number of such securities at a stipulated price per security;
•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
•	a combination of any such methods of sale; or
•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell securities under Rule 144 or any other exemptions from registration under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the securities or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The selling stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%).

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities. The Company has agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Selling stockholders will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus or any other exemptions from registration under the Securities Act. The selling stockholders have advised us that there is no underwriter or coordinating broker acting in connection with the proposed sale of the resale securities by the selling stockholders.

We agreed to keep this prospectus effective until the date on which all securities are sold or the date on which the shares may be resold by the selling stockholders under Rule 144. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of securities of the common stock by the selling stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

Validity of Shares

The validity of the issuance of the shares of common stock offered hereby will be passed upon for us by Davis Polk & Wardwell LLP, New York, New York.

Experts

The consolidated financial statements of Kadmon Holdings, Inc. as of December 31, 2016 and 2015 and for each of the three years in the period ended December 31, 2016 incorporated by reference in this prospectus and in the registration statement have been so incorporated in reliance on the report of BDO USA, LLP, an independent registered public accounting firm, (the report on the financial statements contains an explanatory paragraph regarding the Company’s ability to continue as a going concern) incorporated herein by reference, given on the authority of said firm as experts in accounting and auditing.

Where You Can Find More Information

We have filed with the U.S. Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act with respect to the shares of common stock offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed therewith. For further information about us and the common stock offered hereby, we refer you to the registration statement and the exhibits and schedules filed thereto. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement.  You may read and copy this information at the Public Reference Room of the U.S. Securities and Exchange Commission, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the public reference rooms by calling the U.S. Securities and Exchange Commission at 1-800-SEC-0330. The U.S. Securities and Exchange Commission also maintains an Internet website that contains reports, proxy statements and other information about registrants, like us, that file electronically with the U.S. Securities and Exchange Commission. The address of that site is www.sec.gov.

We are subject to the full informational requirements of the Securities Exchange Act of 1934, as amended. We will fulfill our obligations with respect to such requirements by filing periodic reports and other information with the SEC. We intend to furnish our stockholders with annual reports containing consolidated financial statements certified by an independent public accounting firm. We also maintain an Internet site at www.kadmon.com. Our website and the information contained therein or connected thereto shall not be deemed to be incorporated into this prospectus or the registration statements of which it forms a part.

Information Incorporated by Reference

The rules of the SEC allow us to incorporate by reference information into this prospectus. The information incorporated by reference is considered to be a part of this prospectus. This prospectus incorporates by reference the documents listed below:

•	our Annual Report on Form 10-K for the year ended December 31, 2016; and
•

our Current Reports on Form 8-K filed with the SEC on January 6, 2017, January 18, 2017, January 20, 2017, February 17, 2017, March 8, 2017 (except Item 7.01), as amended, April 3, 2017 and April 4, 2017.

Any statement made in this prospectus or in a document incorporated by reference in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You can obtain any of the filings incorporated by reference in this prospectus through us or from the SEC through the SEC’s Internet site at http://www.sec.gov. We will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon written or oral request of such person, a copy of any or all of the documents referred to above which have been or may be incorporated by reference in this prospectus. You should direct requests for those documents to the Corporate Secretary, Kadmon Holdings, Inc., 450 East 29th Street, New York, NY 10016 (telephone: (212) 308-6000). Our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q may also be found on the Investor Relations portion of our website at investors.kadmon.com. Our website and the information contained in it or connected to it shall not be deemed to be incorporated into this prospectus or the registration statements of which it forms a part.

23,767,500 SHARES

Kadmon Holdings, Inc.

Common Stock

Prospectus

April 21, 2017